Registration No. 333-106340

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

STEEL VAULT CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	11-2889809
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)
1690 South Congress Avenue, Suite 200
Delray Beach, Florida 33445
(Address, including Zip Code, of Principal Executive Offices)

SysComm International Corporation 1998 Stock Option Plan
SysComm International Corporation 1999 Employee Stock Purchase Plan
Non-Qualified Stock Option Award Granted to David A. Loppert dated January 1, 2001
SysComm International Corporation 2001 Flexible Stock Plan, as Amended and Restated
(Full Title of the Plan)

William J. Caragol
1690 South Congress Avenue, Suite 200
Delray Beach, Florida 33445
(561) 805-8000
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

REMOVAL FROM REGISTRATION
The Registration Statement No. 333-106340 on Form S-8 (the “Registration Statement”) covered shares of common stock, par value $0.01 per share (the “Common Stock”) of Steel Vault Corporation, a Delaware corporation (the “Company”), issuable by the Company to certain employees.
On November 10, 2009, VeriChip Acquisition Corp., a Delaware corporation and direct wholly-owned subsidiary of PositiveID Corporation, a Delaware corporation, formerly known as VeriChip Corporation (“PositiveID”), completed a merger transaction pursuant to which it was merged with and into the Company, with the Company continuing as the surviving corporation and becoming a wholly-owned subsidiary of PositiveID (the “Merger”) and each share of Company Common Stock then outstanding was canceled and automatically converted into the right to receive 0.5 shares of PositiveID common stock. As a result of the Merger, this post-effective amendment terminates the offering of securities of the Company pursuant to the Registration Statement.
The offering of securities of the Company pursuant to the Registration Statement has been terminated. In accordance with undertakings made in the Registration Statement to remove from registration, by means of post-effective amendments, any securities of the Company that remain unsold at the termination of the offering, the Company hereby removes from registration all shares of the Common Stock registered but not sold under the Registration Statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Delray Beach, State of Florida, on November 10, 2009.

Steel Vault Corporation
/s/ William J. Caragol
William J. Caragol, President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William J. Caragol	President and Director (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	November 10, 2009

William J. Caragol